Exhibit 99.B(d)(68)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Metropolitan West Asset Management LLC
As of February 6, 2013, as amended April 15, 2024

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Core Fixed Income Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Metropolitan West Asset Management LLC

By:	/s/ James Smigiel	By:	/s/ Peter Davidson

Name:	James Smigiel	Name:	Peter Davidson

Title:	Chief Investment Officer	Title:	Senior Vice President and Asst. GC

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